EXHIBIT 99

                                 FOR:   Consolidated Graphics, Inc.

                         APPROVED BY:   Ronald E. Hale, Jr.
                                        Vice President & Treasurer
                                        (713) 529-4200

                             CONTACT:   Betsy Brod/Nancy Healy
                                        Media: Stan Froelich
                                        Morgen-Walke Associates, Inc.
                                        (212) 850-5600

FOR IMMEDIATE RELEASE

            CONSOLIDATED GRAPHICS ANNOUNCES TWO NEW ACQUISITIONS - JOHN C. OTTO COMPANY, SPRINGFIELD, MASSACHUSETTS AND
                SUPERIOR COLOUR GRAPHICS, KALAMAZOO, MICHIGAN

HOUSTON, TEXAS -- September 8, 1997 -- Consolidated Graphics, Inc. (NYSE/CGX) today announced the signing of letters of intent to acquire two printing companies, John C. Otto Company, Springfield, Massachusetts and Superior Colour Graphics, Kalamazoo, Michigan. Consolidated Graphics will acquire the two companies in separate transactions for a combination of cash and Consolidated Graphics' stock. Both companies will retain their names and management teams. Other terms of the agreements were not disclosed.

     The acquisition of John C. Otto Company marks Consolidated Graphics' entry into the New England market and bolsters its presence overall in the Northeast. John C. Otto, in business for 118 years, is one of the country's oldest continuously operating commercial printing companies serving the New England and metropolitan New York markets. Jeffrey T. Spear will continue in his role as president of the company.

     The acquisition of Superior Colour Graphics continues Consolidated Graphics' expansion in the upper Midwest, one of the strongest printing markets in the United States. Superior has been one of the leading commercial printing companies in southwest Michigan for over 65 years and will continue to be led by the management team of John Brussee, President, and Tom Brussee, Chief Operating Officer.

     Commenting on the announcement, Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, said, "We are very pleased that these two excellent companies have decided to join Consolidated Graphics." Davis added that both are examples of how the combination of a strong customer service philosophy, a focus on product quality and state-of-the-art technology can be successful in highly competitive markets. "The addition of Superior and John C. Otto is consistent with our strategy of acquiring successful, well-managed companies and providing them the resources to improve upon their already strong performance," commented Davis.

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     Consolidated Graphics, Inc. is recognized as the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 26 companies nationwide with annualized revenues in excess of $250 million.

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